Exhibit (a)(1)(O)

Second Supplement to the Offer to Purchase Dated March 23, 2004

MSC Acquisition Corp.,
an indirect wholly owned subsidiary of
Jones Apparel Group, Inc.

Has Increased the Price of Its Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
Maxwell Shoe Company Inc.
to
$23.25 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.

NEW YORK CITY TIME, ON TUESDAY, JULY 6, 2004, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE, OF MAXWELL SHOE COMPANY INC. (“MAXWELL”) THAT, TOGETHER WITH SUCH SHARES THEN OWNED BY JONES APPAREL GROUP, INC. (“JONES”) AND MSC ACQUISITION CORP. (“PURCHASER”), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 8 OF THIS SECOND SUPPLEMENT.

THE BOARD OF DIRECTORS OF MAXWELL HAS UNANIMOUSLY (1) APPROVED AND DECLARED ADVISABLE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 18, 2004 AMONG JONES, PURCHASER AND MAXWELL (THE “MERGER AGREEMENT”), WHICH PROVIDES FOR, AMONG OTHER THINGS, THE OFFER AND THE MERGER, (2) APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, (3) DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF MAXWELL’S STOCKHOLDERS AND (4) RECOMMENDED THAT MAXWELL’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND (IF REQUIRED BY APPLICABLE DELAWARE LAW) APPROVE THE MERGER AGREEMENT.

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s shares of Class A Common Stock of Maxwell (and preferred stock purchase rights, if applicable) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder’s signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in “THE OFFER — Section 3” of the Offer to Purchase, transmit an Agent’s Message (as defined in “THE OFFER — Section 2” of the Offer to Purchase), and any other required documents to the Depositary and either deliver the certificates for such shares and, if separate, the certificate(s) representing the preferred stock purchase rights to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such shares (and preferred stock purchase rights, if applicable) pursuant to the book-entry transfer procedures set forth in “THE OFFER — Section 3” of the Offer to Purchase, or (2) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose shares of Class A Common Stock of Maxwell and, if applicable, preferred stock purchase rights, are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such shares and, if applicable, preferred stock purchase rights.

Stockholders who have already tendered shares of Class A Common Stock of Maxwell pursuant to the Offer and who have not withdrawn such shares need not take any further action to receive the increased Offer Price of $23.25 per share if shares of Class A Common Stock of Maxwell are accepted and paid for by Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

If a Distribution Date (as defined in “THE OFFER — Section 11” of the Offer to Purchase) occurs, stockholders will be required to tender one preferred stock purchase right for each share of Class A Common Stock of Maxwell tendered in order to effect a valid tender of such share. A stockholder who desires to tender such stockholder’s shares of Class A Common Stock of Maxwell (and preferred stock purchase rights, if applicable) and whose certificates representing such shares (and preferred stock purchase rights, if applicable) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot cause all required documents to reach the Depositary prior to the Expiration Date (as defined in “THE OFFER — Section 1” of the Offer to Purchase) may tender such shares (and preferred stock purchase rights, if applicable) by following the procedures for guaranteed delivery set forth in “THE OFFER — Section 3” of the Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Second Supplement. Additional copies of the Offer to Purchase, the Supplement to the Offer to Purchase dated May 26, 2004, this Second Supplement to the Offer to Purchase, the revised (green) Letter of Transmittal, the revised (pink) Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager.

The Dealer Manager for the Offer is:

Bear, Stearns & Co. Inc.

June 21, 2004

To: All Holders of Shares of Class A Common Stock of Maxwell Shoe Company Inc.

INTRODUCTION

      The following information amends and supplements the Offer to Purchase dated March 23, 2004 (as amended and supplemented by the Schedule TO to which the Offer to Purchase is an exhibit, the “Offer to Purchase”) of MSC Acquisition Corp., a New York corporation (“Purchaser”) and an indirect wholly owned subsidiary of Jones Apparel Group, Inc., a Pennsylvania corporation (“Jones”). Pursuant to this Second Supplement, Purchaser is now offering to purchase (1) all issued and outstanding shares of Class A Common Stock, par value $.01 per share (the “Shares”), of Maxwell Shoe Company Inc., a Delaware corporation (“Maxwell”), and (2) unless and until validly redeemed by Maxwell’s Board of Directors, the associated rights to purchase shares of Series A Junior Participating Preferred Stock of Maxwell (the “Rights”) issued pursuant to the Rights Agreement, dated as of November 2, 1998 (as amended from time to time, the “Rights Agreement”), by and between Maxwell and EquiServe Trust Company, N.A., as Rights Agent, at a price of $23.25 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, the Supplement to the Offer to Purchase dated May 26, 2004 (the “First Supplement”), this Second Supplement and the revised Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Unless the context otherwise requires, all references herein to the “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

      Except as otherwise expressly set forth in this Second Supplement, all the terms and conditions set forth in the Offer to Purchase and the First Supplement remain applicable in all respects to the Offer, and this Second Supplement should be read in conjunction with the Offer to Purchase, the First Supplement and the revised (green) Letter of Transmittal. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase and the First Supplement.

      On June 18, 2004, Jones, Purchaser and Maxwell entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things: (1) the increased Offer Price; (2) the amendment of the conditions to the Offer, as set forth in their entirety in Section 8 of this Second Supplement; and (3) the merger (the “Merger”) of Purchaser or another subsidiary of Jones with and into Maxwell following the purchase of Shares pursuant to the Offer. In the Merger, each Share (other than Shares held by Maxwell, Jones or Purchaser and Shares owned by stockholders who properly perfect appraisal rights under Delaware law) will be converted into the right to receive $23.25 per Share, in cash, without interest thereon.

      THE BOARD OF DIRECTORS OF MAXWELL HAS UNANIMOUSLY (1) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, (2) APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, (3) DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF MAXWELL’S STOCKHOLDERS AND (4) RECOMMENDED THAT MAXWELL’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND (IF REQUIRED BY APPLICABLE DELAWARE LAW) APPROVE THE MERGER AGREEMENT.

      Lehman Brothers Inc. (“Lehman Brothers”) has delivered to the Board of Directors of Maxwell its opinion that, as of June 18, 2004 and subject to the qualifications and limitations set forth in its written opinion, the $23.25 per Share consideration offered pursuant to the Offer and the Merger is fair, from a financial point of view, to the stockholders of Maxwell.

      Lehman Brothers’ opinion is set forth in full as Annex C to Amendment No. 15 to Maxwell’s Solicitation/ Recommendation Statement on Schedule 14D-9 (as amended, the “Schedule 14D-9”) filed with

Securities and Exchange Commission (the “SEC”) on the date hereof. Stockholders are urged to, and should, read the Schedule 14D-9 and such opinion carefully in their entirety.

      Pursuant to the Merger Agreement, Jones and Purchaser have abandoned their Consent Solicitation to remove and replace Maxwell’s Board of Directors.

      Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 of this Second Supplement) a number of Shares that, together with the Shares then owned by Jones and Purchaser, would represent at least a majority of all outstanding Shares entitled generally to vote in the election of directors of Maxwell on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to the Rights, on the date of the purchase of Shares pursuant to the Offer (the “Minimum Tender Condition”).

      Based on representations and warranties of Maxwell contained in the Merger Agreement, as of June 16, 2004, there were 14,876,431 Shares issued and outstanding and there were outstanding options to purchase 1,742,527 Shares. Based on the foregoing, if Purchaser were to purchase 8,309,480 Shares pursuant to the Offer, the Minimum Tender Condition would be satisfied. However, the actual number of Shares necessary to satisfy the Minimum Tender Condition will depend on the facts as they exist on the date of purchase.

      CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 8 OF THIS SECOND SUPPLEMENT. THE OFFER IS NO LONGER SUBJECT TO THE RIGHTS CONDITION OR THE BUSINESS COMBINATION CONDITION. PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SEC AND THE TERMS OF THE MERGER AGREEMENT) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER. SEE SECTION 8 OF THIS SECOND SUPPLEMENT.

      THE OFFER IS NOT CONDITIONED UPON EITHER JONES OR PURCHASER OBTAINING FINANCING.

      PROCEDURES FOR TENDERING ARE SET FORTH IN “THE OFFER — SECTION 3” OF THE OFFER TO PURCHASE AND SECTION 2 OF THIS SECOND SUPPLEMENT. TENDERING STOCKHOLDERS MAY USE EITHER THE (BLUE) OR (GREY) LETTER OF TRANSMITTAL AND THE (GREEN) OR (YELLOW) NOTICE OF GUARANTEED DELIVERY PREVIOUSLY DISTRIBUTED WITH THE OFFER TO PURCHASE AND THE FIRST SUPPLEMENT OR THE REVISED (GREEN) LETTER OF TRANSMITTAL AND THE REVISED (PINK) NOTICE OF GUARANTEED DELIVERY DISTRIBUTED WITH THIS SECOND SUPPLEMENT.

      STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER USING THE PREVIOUSLY DISTRIBUTED LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $23.25 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

      THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.	Amended Terms of the Offer; Expiration Date.

      The discussion set forth in “THE OFFER — Section 1” of the Offer to Purchase is hereby amended and supplemented as follows:

      The price per Share to be paid pursuant to the Offer is $23.25 per Share, net to the seller in cash, without interest. All stockholders whose Shares are validly tendered and not withdrawn and accepted for payment pursuant to the Offer (including Shares tendered prior to the date of this Second Supplement) will receive the increased price. The Expiration Date has been extended until 5:00 p.m., New York City time, on Tuesday, July 6, 2004, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), extends the period of time for which the Offer is open, in which event the term “Expiration Date” means the time and date at which the Offer, as so extended by Purchaser, will expire.

      The Offer is conditioned upon satisfaction of the Minimum Tender Condition and all the other conditions set forth in Section 8 of this Second Supplement. Purchaser reserves the right (subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement) to amend or waive any one or more of the terms and conditions of the Offer. See Section 8 of this Second Supplement.

      Purchaser may include a Subsequent Offering Period (as described in “The Offer — Section 1” of the Offer to Purchase) and expressly reserves the right to do so in its sole discretion.

      This Second Supplement, the revised (green) Letter of Transmittal and all other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Maxwell’s stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Procedures for Accepting the Offer and Tendering Shares.

      The discussion set forth in “The Offer — Section 3” of the Offer to Purchase is hereby amended and supplemented as follows:

      Tendering stockholders may use either the Letters of Transmittal and the Notices of Guaranteed Delivery previously distributed with the Offer to Purchase and the First Supplement or the revised (green) Letter of Transmittal and the revised (pink) Notice of Guaranteed Delivery distributed with this Second Supplement.

      Stockholders who have already tendered Shares pursuant to the Offer using a previously distributed Letter of Transmittal or Notice of Guaranteed Delivery and who have not withdrawn such Shares need not take any further action in order to receive the increased Offer Price of $23.25 per Share if Shares are accepted for payment and paid for by Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

      In the Merger Agreement, Maxwell has represented and warranted, among other things, that it has taken all necessary action to (i) render the Rights inapplicable to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) ensure that (A) no “Distribution Date” (as such term is defined in the Rights Agreement) will occur as a result of the approval, execution or delivery of the Merger Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (B) neither Jones nor Purchaser will be a “15% Stockholder” (as such term is defined in the Rights Agreement) as a result of the approval, execution or delivery of the Merger Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) provide that the Rights will expire prior to the effective time of the Merger. Accordingly, the Rights will continue to be represented by the Share Certificates. Unless Rights Certificates are distributed to holders of Shares, a tender of Shares will also constitute a tender of the related Rights.

3.	Price Range of the Shares.

      The discussion set forth in “THE OFFER — Section 6” of the Offer to Purchase is hereby amended and supplemented as follows:

      The following table sets forth, for the periods indicated, the last reported high and low sales prices for the Shares on NASDAQ as reported by SunGard PowerDataTM (Tradeline®) for Maxwell’s third fiscal quarter through June 18, 2004.

	Low	High

Fiscal Quarter Ended
July 31, 2004 (through June 18, 2004)	$22.00	$23.22

      On June 17, 2004, the last full trading day prior to the announcement of the execution of the Merger Agreement, the last reported sales price of a Share on NASDAQ was $22.98. Stockholders are urged to obtain a current market quotation for the Shares.

4.	Background of the Offer; Contacts with Maxwell.

      The discussion set forth in “THE OFFER — Section 10” of the Offer to Purchase is hereby amended and supplemented as follows:

      On June 7, 2004, Mr. Boneparth called Mr. Cocozza requesting that representatives of Jones meet representatives of Maxwell to discuss the Offer. Later in the day, representatives of Lehman Brothers contacted representatives of Bear Stearns to discuss the process for initiating discussions between Jones and Maxwell.

      On June 8, 2004, Jones and Maxwell entered into a confidentiality agreement and subsequently representatives of Bear Stearns met with representatives of Lehman Brothers to discuss the Offer and certain financial information. These discussions continued through June 15, 2004.

      Late in the afternoon on June 15, 2004, Mr. Boneparth met with Mr. Cocozza and discussed the possibility of reaching an agreement as to an increase in the Offer Price.

      On June 16, 2004, Jones announced that it was in negotiations with Maxwell regarding a definitive agreement for Jones’ acquisition of Maxwell on the basis of a price of $23.25 per Share in cash.

      Between June 15 and June 18, 2004, representatives of Jones and Maxwell negotiated the terms of the Merger Agreement. On June 18, 2004, Jones, Purchaser and Maxwell executed the Merger Agreement and issued a press release announcing the revised Offer and the Merger.

5.	Purpose of the Offer and the Proposed Merger.

      The discussion set forth in “THE OFFER — Section 11” of the Offer to Purchase is hereby amended and supplemented as follows:

      The purpose of the Offer is for Jones to acquire control of, and ultimately the entire equity interest in, Maxwell. In the Merger Agreement, Jones and Maxwell have agreed to effect the Merger in accordance with the provisions of the Merger Agreement following expiration of the Offer. Set forth below is a summary of the material terms of the Merger Agreement.

The Merger Agreement

      The following is a summary of the Merger Agreement. This summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and incorporated herein by reference.

      The Offer. In the Merger Agreement, Jones and Purchaser have agreed, among other things, to amend the Offer (1) to increase the Offer Price to $23.25 per Share and (2) to set July 6, 2004 as the Expiration

Date. The Merger Agreement provides that, without the consent of Maxwell, and subject to applicable law, Purchaser will not:

(1) reduce the number of Shares subject to the Offer;

(2) reduce the Offer Price to less than $23.25 per Share;

(3) waive or change the Minimum Tender Condition;

(4) add to or modify the conditions set forth in Section 8 of this Second Supplement or amend any term of the Offer set forth in the Merger Agreement, in each case, in any manner adverse to the holders of Shares;

(5) except as provided in the next sentence, extend the Offer; or

(6) change the form of consideration payable in the Offer (other than by adding consideration).

      Notwithstanding the foregoing, Purchaser may, without the consent of Maxwell, (a) extend the Offer from time to time for one or more additional periods of not more than five business days each, or such longer period as may be approved by Maxwell, if at the scheduled Expiration Date any of the conditions set forth in Section 8 of this Second Supplement to Purchaser’s obligation to purchase Shares are not satisfied or (if permitted) waived, until such time as such conditions are satisfied or waived, and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, that the Expiration Date will not be extended beyond July 19, 2004 (the “Outside Date”). Additionally, if at the Expiration Date, all of the conditions to the Offer have been satisfied or waived but the Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the outstanding Shares, Purchaser may (but is not obligated to) provide for a “subsequent offering period” (as provided in Rule 14d-11 under the Securities and Exchange Act of 1934 (the “Exchange Act”)) for up to 20 business days after Purchaser’s acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer. Pursuant to the Merger Agreement, Jones is obligated to cause Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn as soon as practicable after the Expiration Date in accordance with Exchange Act Rule 14e-1(c) or, in the case of Shares tendered during any subsequent offering period, as soon as practicable following the valid tender thereof in accordance with Exchange Act Rule 14d-11.

      Stockholder Mailings. In connection with the Offer, Maxwell will cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of the Shares as of a date no earlier than June 16, 2004 and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in Maxwell’s possession or control regarding the beneficial owners of the Shares, and will furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Jones may reasonably request in communicating the Offer to the Maxwell’s stockholders.

      The Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Business Corporation Law of the State of New York (“NYBCL”), Purchaser will be merged with and into Maxwell at the Effective Time (as defined below). At the Effective Time, the separate corporate existence of Purchaser will cease and Maxwell will continue as the surviving corporation (the “Surviving Corporation”) in the Merger and will succeed to and assume all the rights and obligations of Purchaser in accordance with the DGCL and the NYBCL. At the election of Jones, any other direct or indirect wholly owned subsidiary of Jones may be substituted for Purchaser as a constituent corporation in the Merger.

      Effective Time Of The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, a certificate of merger or other appropriate documents (the “Certificate of Merger”), will be prepared, executed and acknowledged by Jones, Purchaser and Maxwell in accordance with the relevant provisions of the DGCL and the NYBCL and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York or at such subsequent time or date as Jones and Maxwell may specify in the Certificate of Merger (the time at which the Merger becomes effective being the “Effective Time”).

      Certificate of Incorporation; By-Laws; Directors And Officers. The Merger Agreement provides that:

•	The Amended and Restated Certificate of Incorporation of Maxwell as in effect immediately prior to the Effective Time will be amended at the Effective Time to be in the form of Exhibit B to the Merger Agreement and, as so amended, will be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

•	The By-laws of Purchaser as in effect immediately prior to the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

•	The directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      Conversion Of Shares. The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Maxwell, Jones or Purchaser or their wholly owned subsidiaries and Shares owned by stockholders who properly perfect appraisal rights under Delaware law, will be converted pursuant to the Merger into the right to receive, upon the surrender of the certificate formerly representing such Share, $23.25 in cash without interest thereon (the “Merger Consideration”). The Merger Agreement further provides that at the Effective Time, (1) all Shares owned by Maxwell, Jones or Purchaser or any wholly-owned subsidiary thereof will be canceled and will cease to exist and (2) each issued and outstanding share of capital stock of Purchaser will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each Share that is owned by any less than wholly-owned subsidiary of Maxwell or Jones (other than Purchaser) will be converted automatically into one fully paid and nonassessable share of common stock of the Surviving Corporation.

      Representations And Warranties. The Merger Agreement contains representations and warranties by Maxwell, Jones and Purchaser. Maxwell made representations and warranties as to:

•	organization, standing and corporate power;

•	subsidiaries and equity interests;

•	capital structure;

•	authorization to enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and approval of the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	absence of conflicts and required filings and consents;

•	filings and reports with the SEC;

•	no undisclosed liabilities;

•	information supplied by Maxwell;

•	absence of material adverse effect and certain other changes and events;

•	litigation matters;

•	contract matters;

•	compliance with applicable laws;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	ERISA compliance;

•	tax matters;

•	title to properties;

•	intellectual property matters;

•	state takeover statutes;

•	voting requirements;

•	payments by Maxwell of broker’s, financial advisor’s or other similar fees in connection with the Offer and the Merger;

•	opinion of financial advisor; and

•	the Rights Agreement.

      Jones and Purchaser made representations and warranties as to:

•	organization, standing and corporate power;

•	authorization to enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and approval thereof;

•	absence of conflicts and required filings and consents;

•	information supplied by Jones and Purchaser;

•	payments by Jones and Purchaser of broker’s, financial advisor’s or other similar fees in connection with the Offer and the Merger;

•	interim operations of Purchaser;

•	ownership of Shares; and

•	availability of funds.

      Covenants. The Merger Agreement contains covenants by Maxwell that it and each of its subsidiaries will carry on their respective businesses, and continue all pricing, sales, receivables and payables practices, in the ordinary course consistent with past practice and comply with all applicable laws, rules and regulations and use all commercially reasonable efforts to preserve their assets, brands, licenses and technology and their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and, subject to certain exceptions will not, and will not permit any of its subsidiaries to:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends by a wholly owned subsidiary of Maxwell to its parent; purchase, redeem or otherwise acquire shares of capital stock or any other securities of Maxwell or its subsidiaries or any options, warrants, or rights to acquire any such shares or other securities; or split, combine, reclassify or otherwise change any of its capital stock or other securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than the issuance of Shares (and associated Rights) upon the exercise of stock options outstanding on June 16, 2004 and in accordance with their terms as in effect on such date;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Maxwell on a deferred basis or other rights that are linked to the value of the Shares, including pursuant to contracts as in effect on June 18, 2004 (other than the issuance of Shares upon the exercise of stock options outstanding June 16, 2004 in accordance with their terms as in effect on such date);

•	amend or authorize to amend its certificate of incorporation or by-laws or similar organizational documents;

•	directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets that are material to Maxwell and its subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

•	directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets or any interest therein that are material to Maxwell and its subsidiaries, taken as a whole, except sales of inventory in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Maxwell or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing; or make any loans, advances or capital contributions to, or investments in, any other person, other than Maxwell or any direct or indirect wholly owned subsidiary of Maxwell;

•	incur or commit to incur any capital expenditures that in the aggregate are in excess of $250,000;

•	pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on June 18, 2004 of claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Maxwell included in certain documents previously filed by Maxwell with the SEC (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; waive, release, grant or transfer any right of material value to Maxwell and its subsidiaries, taken as a whole; waive any material benefits of, or agree to modify in any respect adverse to Maxwell or its subsidiaries, or fail to enforce any confidentiality, standstill or similar agreement to which Maxwell or any of its subsidiaries is a party;

•	enter into, modify, amend or terminate any contract that is material to Maxwell and its subsidiaries, taken as a whole, or sell, transfer or license to any person or otherwise extend, amend or modify any rights to the intellectual property of Maxwell or any of its subsidiaries;

•	take any action (or omit to take any action that Maxwell or such subsidiary may legally take) if such action (or omission) is reasonably likely to result in (A) any representation and warranty of Maxwell set forth in Merger Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Offer set forth in Section 8 of this Second Supplement or any condition to the Merger disclosed below under the heading “Conditions of the Merger” not being satisfied;

•	commence any suit, action or proceeding (other than a suit, claim, action or proceeding as a result of a suit, action or proceeding commenced against Maxwell or any of its subsidiaries);

•	change its fiscal year;

•	change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in generally accepted accounting principles or applicable law;

•	make any material election with respect to taxes or enter into any settlement or compromise of any material tax liability or refund;

•	revalue any of its material assets;

•	terminate, adopt, amend or agree to amend certain employee benefit agreements or certain employee benefit plans of Maxwell;

•	(A) grant any current or former director, officer, employee or consultant any increase in compensation, bonus or other benefits, or pay any bonus of any kind or amount to any current or former director, officer, employee or consultant, except to the extent required to comply with any applicable law or with certain employee benefit plans or certain employee benefit agreements of Maxwell in accordance with their terms as in effect on June 18, 2004, (B) grant or pay to any current or former director, officer, employee or consultant any severance, change in control or termination pay, or increases therein, except to the extent required to comply with any applicable law or with certain employee benefit plans or certain employee benefit agreements of Maxwell in accordance with their terms as in effect on June 18, 2004, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any employee benefit agreement or employee benefit plan or awards made thereunder), except to the extent required to comply with any applicable law or with certain employee benefit plans or certain employee benefit agreements of Maxwell in accordance with their terms as in effect on June 18, 2004, (D) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of Maxwell or any subsidiary thereof, (E) take any action to fund or in any other way secure the payment of compensation or benefits under employee benefit plans or employee benefit agreements of Maxwell or other contracts, except to the extent required to comply with any applicable law or with certain employee benefit plans or certain employee benefit agreements of Maxwell or other contracts in accordance with their terms as in effect on June 18, 2004, or (F) take any action to accelerate the vesting or payment of any compensation or benefit under employee benefit agreements or employee benefit plans of Maxwell or other contracts; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

      Commercially Reasonable Best Efforts. The Merger Agreement provides that, subject to the terms and conditions thereof, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using all commercially reasonable efforts to accomplish the following:

•	the taking of all reasonable acts necessary to cause the conditions precedent to the Offer and the Merger to be satisfied;

•	the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity; and

•	the obtaining of all necessary consents, approvals or waivers from third parties.

      The Merger Agreement provides that Jones and Purchaser will not be required to agree or proffer to divest or hold separate any of the assets or businesses of Jones and its subsidiaries, taken as a whole, or Maxwell and its subsidiaries, taken as a whole.

      The Merger Agreement provides that, in connection with and without limiting the foregoing, Maxwell and its Board of Directors will, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

      The Merger Agreement also contains additional covenants by Maxwell and Jones, including the following covenants:

•	Jones and Maxwell must consult with one another before issuing any press release or otherwise making any public announcements with respect to the transactions contemplated by the Merger Agreement; and

•	Maxwell is required to promptly advise Jones of any change or event that has had or is reasonably likely to have a Company Material Adverse Effect (as defined below).

      Maxwell Takeover Proposals. The Merger Agreement provides that Maxwell will not, nor will it authorize or permit any of its subsidiaries to, nor authorize or permit any director, officer or employee of Maxwell or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of Maxwell or any of its subsidiaries to (and will instruct such persons not to), directly or indirectly:

•	solicit, initiate or encourage, or take any other action to facilitate, any Takeover Proposal (as defined below) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal.

      The Merger Agreement provides that Maxwell will, and will cause each of its subsidiaries and each director, officer and employee of Maxwell or any of its subsidiaries and each investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of Maxwell or any of its subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

      The Merger Agreement provides that at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of Maxwell may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and which Takeover Proposal was unsolicited and did not otherwise result from a breach of the Merger Agreement and after providing Jones with certain information,

•	furnish information with respect to Maxwell and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement; and

•	participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

      The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 15% or more of the total revenue, operating income or assets of Maxwell and its subsidiaries, taken as a whole, or (B) 15% or more of the outstanding Shares or capital stock of, or other equity or voting interests in, any of Maxwell’s subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above.

      The term “Superior Proposal” means any bona fide written offer by a third party that (i) if consummated would result in such third party (or in the case of a direct merger between such third party and Maxwell, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Shares or all or substantially all the assets of Maxwell and its subsidiaries, taken as a whole, that the Board of Directors of Maxwell determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) is more favorable to Maxwell’s stockholders than the Offer and the Merger, taking into account, among other things, any changes to the terms of the Merger Agreement offered by Jones in response to such Superior Proposal or otherwise, (ii) is reasonably capable of being completed, taking in to account all financial, legal, regulatory and other aspects of such proposal and (iii) is not contingent upon receipt of financing.

      The Merger Agreement provides that neither the Board of Directors of Maxwell nor any committee thereof will:

•	(A) withdraw (or modify in a manner adverse to Jones or Purchaser) the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (B) determine that the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, is no longer advisable, (C) recommend that the stockholders of Maxwell reject the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (D) recommend the approval or adoption of any Takeover Proposal or (E) resolve, agree or propose to take any such actions (each such action in clauses (A) through (E) being referred to as an “Adverse Recommendation Change”);

•	adopt or approve any Takeover Proposal or resolve, agree or propose to adopt or approve any Takeover Proposal; or

•	cause or permit Maxwell to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a customary confidentiality agreement) or resolve to take any such actions.

      The Merger Agreement provides that notwithstanding the foregoing, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of Maxwell may, (i) if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to Maxwell stockholders under applicable law, make an Adverse Recommendation Change or (ii) subject to compliance with the terms of the Merger Agreement (including payment of a termination fee) and solely in response to a Superior Proposal that was unsolicited and did not otherwise result from a breach of the Merger Agreement, cause Maxwell to terminate the Merger Agreement and concurrently enter into a binding Acquisition Agreement containing the terms of a Superior Proposal.

      Directors and Officers Indemnification and Insurance. The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors and officers of Maxwell and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents), under the DGCL or otherwise, will be assumed and performed by the Surviving Corporation, without further action, at the Effective Time and will survive the Merger and will continue in full force and effect in accordance with their terms from and after the Effective Time.

      The Merger Agreement requires that for six years after the Effective Time, Jones will maintain in effect Maxwell’s current directors’ and officers’ liability insurance covering each person currently covered by Maxwell’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of the Merger Agreement. Jones may substitute therefor insurance policies of a reputable and financially sound insurance company the terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under the Merger Agreement. In no event will Jones be required to pay annual premiums for insurance under the Merger Agreement in excess of a specified cap. The Merger Agreement provides that Maxwell or Jones may obtain, prior to the acceptance of Shares in the Offer, irrevocable directors’ and officers’ liability insurance having a six year term and having the coverage and other terms required under the Merger Agreement if the cost thereof does not exceed a specified cap. The Merger Agreement also provides that indemnification is intended to be for the benefit of, and is enforceable by, each of the indemnified parties and their respective heirs and legal representatives.

      Preparation of the Proxy Statement; Stockholders Meeting. The Merger Agreement provides that if the adoption of the Merger Agreement by Maxwell’s stockholders is required by applicable law, as promptly as practicable following the acceptance of Shares in the Offer, Maxwell and Jones will prepare and Maxwell will file with the SEC a proxy statement and related materials (the “Proxy Statement”) and Maxwell will use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of Maxwell as promptly as practicable following the expiration of the Offer. Maxwell is obligated to notify Jones promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and will supply Jones with copies of all correspondence between Maxwell or any of its representatives, on the one hand, and the SEC or its staff, on the other hand. If at any time prior to approval of the Merger Agreement by Maxwell’s stockholders there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, Maxwell will promptly prepare and mail to its stockholders such an amendment or supplement.

      If the adoption of the Merger Agreement by Maxwell’s stockholders is required by applicable law, the Merger Agreement requires Maxwell to, as promptly as practicable following the acceptance of Shares in the Offer, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of Maxwell’s stockholders (which obligation is not altered by the existence of a Takeover Proposal or an Adverse Recommendation Change). Notwithstanding the foregoing, if Purchaser or any other subsidiary of Jones acquires at least 90% of the outstanding Shares, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without the adoption of the Merger Agreement by the stockholders of Maxwell in accordance with Section 253 of the DGCL and Section 907 of the NYBCL.

      Maxwell Stock Options The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board of Directors of Maxwell (or, if appropriate, any committee thereof) will adopt such resolutions or take such other actions (if any) as may be required to:

•	cancel at the Effective Time each stock option outstanding and unexercised immediately prior to the Effective Time with the holder thereof becoming entitled to receive an amount in cash equal to the product of (A) the excess of the Offer Price over the exercise price per Share subject to such option multiplied by (B) the number of Shares subject to such option; and

•	make such other changes to Maxwell’s stock plans as Jones and Maxwell may agree are appropriate to give effect to the Merger.

      All amounts payable above will be subject to any required withholding of taxes and will be paid without interest.

      The Merger Agreement provides that Maxwell will ensure that following the Effective Time no holder of a Maxwell stock option or any participant in any Maxwell stock option plan or other Maxwell benefit plan or Maxwell benefit agreement will have any right thereunder to acquire any capital stock of Maxwell, the Surviving Corporation or any of their respective subsidiaries or any interest in respect of any such capital stock (including any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units).

      Designation of Directors. The Merger Agreement provides that, promptly upon the acceptance for payment by Purchaser of, and the payment by Purchaser for, any Shares pursuant to the Offer, Purchaser will be entitled to designate for appointment or election to the then existing Maxwell Board of Directors upon written notice to Maxwell, such number of directors, rounded down to the nearest whole number, on the Maxwell Board of Directors such that the percentage of its designees on the Maxwell Board of Directors will equal the percentage of the outstanding Shares accepted and paid for by Purchaser. Subject to applicable law, Maxwell will, upon request of Purchaser, use its reasonable efforts to cause Purchaser’s designees to be so elected, provided, however, that until the Effective Time and subject to certain exceptions, the Maxwell Board of Directors will have at least two directors who were directors of Maxwell on June 18, 2004 and were not officers of Maxwell or representatives of any affiliates of Maxwell.

      Access to Information. The Merger Agreement provides that Maxwell will, and will cause each of its subsidiaries to, afford to Jones and its representatives reasonable and prompt access during normal business hours to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors, agents and representatives and records. The Merger Agreement also provides that Maxwell will, and will cause each of its subsidiaries to, make available to Jones on a prompt basis (1) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign laws and (2) all other information concerning its business, properties and personnel as Jones may reasonably request.

      Rights Agreement. The Merger Agreement requires the Maxwell Board of Directors to take all action necessary or desirable in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

      Employee Matters. The Merger Agreement provides that:

•	for a period of one year after the Effective Time, Jones shall, or shall cause the Surviving Corporation to, provide the employees of Maxwell as of the Effective Time who remain employees of Maxwell thereafter (“Maxwell Employees”) with either employee benefits substantially comparable in the aggregate to those available to such Maxwell Employees as of June 18, 2004 (excluding for all purposes stock-based plans and other equity-based compensation arrangements) or employee benefits substantially comparable in the aggregate to those available to similarly situated employees of Jones.

•	Jones shall, or shall cause the Surviving Corporation to, cause the employee benefit plans that cover Maxwell Employees after the Effective Time to credit such Maxwell Employees for their service with Maxwell and its affiliates (and any predecessors) for purposes of eligibility and vesting under such plans (and also to credit such service under any applicable vacation or severance policies or programs) to the same extent that such service was credited under any similar plan of Maxwell but not to the extent such credit would result in a duplication of benefits. Such plans also shall permit Maxwell Employees (and their eligible spouses and dependents) to participate in such plans without being subject to any waiting periods or any restrictions or limitations for pre-existing conditions, except to the extent that such restrictions or limitations would have been applicable under the comparable Maxwell plan as of the Effective Time. In addition, each plan will credit Maxwell Employees (and their eligible spouses and dependents) with amounts, if any, paid during the applicable plan year in which the Effective Time occurs under the plan towards deductibles, co-pays and out-of-pocket maximums.

      Conditions of the Merger. Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction, or to the waiver by such party, of the following conditions: (1) if required by law, the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the votes represented by all the outstanding Shares, (2) no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect and (3) Jones, Purchaser or their affiliates shall have purchased, or caused to be purchased, the Shares properly tendered pursuant to the Offer and not withdrawn.

      Termination Events. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the Maxwell stockholders):

•	by mutual written consent of Jones, Purchaser and Maxwell;

•	by either Jones or Maxwell, unless Shares have been accepted for payment pursuant to the Offer, if the Merger is not consummated by the Outside Date, unless the failure to consummate the Merger principally results from a material breach of the Merger Agreement by the party seeking to terminate;

•	by either Jones or Maxwell if there exists any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that, the party seeking to terminate shall have used its reasonable efforts to challenge such legal restraint;

•	by either Jones or Maxwell if the Offer has expired or has been terminated in accordance with the terms set forth in the Merger Agreement without Shares having been accepted for payment pursuant to the Offer, provided that the terminating party is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement;

•	by Jones, prior to the acceptance of Shares for payment pursuant to the Offer, if Maxwell breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 8 of this Second Supplement, and (2) cannot be or has not been cured within 30 days after the giving of written notice to Maxwell of such breach (provided that Jones is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

•	by Jones, prior to the acceptance of Shares for payment pursuant to the Offer, in the event that (1) an Adverse Recommendation Change shall have occurred or been proposed or (2) Maxwell’s Board of Directors fails publicly to reaffirm its recommendation of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement within three business days of receipt of a written request by Jones to provide such reaffirmation following a Takeover Proposal (which reaffirmation must also include unconditional rejection of such Takeover Proposal);

•	by Maxwell, prior to the acceptance of Shares for payment pursuant to the Offer, if Jones breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Jones of such breach (provided that Maxwell is not then in material breach of any representation, warranty or covenant in the Merger Agreement); or

•	by Maxwell, prior to the acceptance of Shares pursuant to the Offer, as described above under the heading “Maxwell Takeover Proposals”; provided, however, that Maxwell shall have complied with all provisions thereof.

      Fees and Expenses. The Merger Agreement generally provides that all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of Offer documents and certain documents relating to the Merger and the solicitation of the approval of Maxwell stockholders of the Merger Agreement, the Merger and the other transactions contemplated thereby (if required by applicable law) will be shared equally by Jones and Maxwell.

      Maxwell must pay Jones a $10,400,000 termination fee if:

•	the Merger Agreement is terminated by Jones following the occurrence or proposal of an Adverse Recommendation Change or the failure by Maxwell’s Board of Directors to reaffirm its recommenda-

tion of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement as described above under the heading “Termination Events”;

•	the Merger Agreement is terminated by Maxwell, as described above under the heading “Maxwell Takeover Proposals”; or

•	(A) a Takeover Proposal has been made to Maxwell or its stockholders or a Takeover Proposal has otherwise become publicly known, (B) the Merger Agreement is terminated by either Jones or Maxwell because either the Merger has not been completed prior to the Outside Date, or because the Offer has expired or been terminated without Shares having been accepted for payment pursuant to the Offer; and (C) the Offer remained open until the earlier of (1) the scheduled expiration date thereof and (2) the termination of the Merger Agreement in accordance with its terms, and the Minimum Tender Condition was not met and (D) within 12 months after such termination, Maxwell consummates, or enters into an Acquisition Agreement with respect to a Takeover Proposal (provided that for purposes of determining if a termination fee is payable to Jones pursuant to this clause, the number 35 will be substituted for the number 15 in the definition of Takeover Proposal).

      Amendments. The Merger Agreement may be amended by the parties at any time before or after receipt of the approval of the Merger Agreement by the Maxwell stockholders (if required by applicable law); provided, however, that after receipt of such stockholder approval (if required by applicable law), there may be made no amendment that by law requires further approval by the stockholders of Maxwell without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      Appraisal Rights. Stockholders of Maxwell do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of Maxwell who have neither tendered in the Offer nor voted in favor of the Merger nor consented thereto in writing, and who otherwise under the DGCL comply with the applicable statutory procedures, will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

      If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the highest price paid per Share pursuant to the Offer. A stockholder may withdraw his demand for appraisal by delivering to Purchaser and Jones a written withdrawal of his demand for appraisal and acceptance of the Merger.

      Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

      Conditions to the Offer. The Offer is subject to the conditions set forth in Section 8 of this Second Supplement. The Offer is no longer subject to the Rights Condition or the Business Combination Condition.

6.	Source and Amount of Funds.

      The discussion set forth in “THE OFFER — Section 12” of the Offer to Purchase is hereby amended and supplemented as follows:

      Assuming all the outstanding shares are tendered into the Offer, Purchaser estimates that the total amount of funds now required to acquire, pursuant to the Offer, the number of Shares that are outstanding on a fully diluted basis and to pay related fees and expenses, including, without limitation, fees and expenses of professional advisors and printing and mailing costs, will be approximately $392.4 million. Purchaser currently expects to obtain the funds required to consummate the Offer through capital contributions or advances made by Jones. Jones currently expects to obtain such cash funds from either cash on hand and/or its existing credit facilities.

      THE OFFER IS NOT CONDITIONED ON EITHER JONES OR PURCHASER OBTAINING FINANCING.

7.	Dividends and Distributions.

      The discussion set forth in “The Offer — Section 13” of the Offer to Purchase is hereby amended and supplemented as follows:

      In the Merger Agreement, Maxwell has agreed that neither Maxwell nor any of its subsidiaries will declare or pay any dividend or distribution with respect to its capital stock, other than dividends by a wholly owned subsidiary of Maxwell to its parent.

8.	Amended and Restated Conditions to the Offer.

      The discussion set forth in “THE OFFER — Section 14” of the Offer to Purchase is hereby amended and restated in its entirety as follows:

      Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the Minimum Tender Condition shall have been met. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of Maxwell or if, at any time on or after the date of the Merger Agreement and before or at the time of the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

(a) there shall be instituted or pending any action or proceeding by any governmental entity, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by Purchaser, Jones or any other affiliate of Jones or the consummation by Purchaser, Jones or any other affiliate of Jones of the Merger or the other transactions contemplated by the Merger Agreement or (B) seeking to obtain damages in connection therewith, (2) seeking to restrain or prohibit the full rights of ownership or operation by Purchaser, Jones or any other affiliate of Jones of all or any portion of the business or assets of Maxwell and its subsidiaries or of Jones or its affiliates, or to compel Purchaser, Jones or any other affiliate of Jones to dispose of or hold separate all or any portion of the business or assets of Jones or its affiliates or Maxwell or any of its subsidiaries or seeking to impose any limitation on the ability of Purchaser, Jones or any other affiliate of Jones to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of Purchaser, Jones or any other affiliate of Jones effectively to exercise full rights of ownership of the Shares or Rights, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to Maxwell’s stockholders, (4) seeking to require divestiture by Purchaser, Jones or any other affiliate of Jones of any Shares or (5) seeking any material diminution in the benefits expected to be derived by Purchaser, Jones or any other affiliate of Jones as a result of the Offer, the Merger or any transactions contemplated by the Merger Agreement;

(b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction enacted, enforced, promulgated, amended, issued or deemed applicable (1) to Purchaser, Jones or any other affiliate of Jones or (2) to the Offer, the Merger or the other transactions contemplated by the Merger Agreement, by any governmental entity, which might directly or indirectly result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above;

(c) there shall have occurred or be reasonably likely to occur any change, development, effect or condition that, individually or in the aggregate, (i) has had, or is reasonably likely to have, a material and adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Maxwell and its subsidiaries, taken as a whole or (ii) has had, or is reasonably likely to have, a material adverse effect on the ability of Maxwell to consummate the Merger and to perform its obligations under the Merger Agreement (and which otherwise relates to Maxwell or its subsidiaries), other than, in the case of any of the foregoing, (1) the effects of changes that are generally applicable to the industry and markets in which Maxwell and its subsidiaries operate, (2) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets or (3) except for certain exceptions, any effects on the employees, suppliers, licensors or customers of Maxwell and its subsidiaries directly resulting from the public announcement of the Merger Agreement, the transactions contemplated thereby or the consummation of such transactions (any of the foregoing is described as a “Company Material Adverse Effect”);

(d) (1) an Adverse Recommendation Change shall have occurred or been proposed or (2) the Board of Directors of Maxwell fails publicly to reaffirm its recommendation of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement within three business days of receipt of a written request by Jones to provide such reaffirmation following a Takeover Proposal (which reaffirmation must also include the unconditional rejection of such Takeover Proposal);

(e) (i) certain representations and warranties in the Merger Agreement relating to organization, standing and power, authorization, board resolutions and actions, capitalization, absence of changes, state takeover statutes, voting requirements, broker fees, financial advisor opinions and the Rights Agreement shall not be true and correct in all material respects as of such time (except to the extent such representation and warranty expressly relates to an earlier time, in which case on and as of such earlier time) or (ii) any other representation or warranty of Maxwell set forth in the Merger Agreement shall not be true and correct as of such time (except to the extent such representation and warranty expressly relates to an earlier time, in which case on and as of such earlier time), except, in the case of clause (ii), to the extent that the facts or matters as to which such representation or warranty is not so true and correct as of such date (without giving effect to any qualifications or limitations as to “materiality” or “Company Material Adverse Effect”), individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect;

(h) Maxwell shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Maxwell to be performed or complied with by it under the Merger Agreement;

(i) any approval, permit, authorization, consent or other action or non-action of any governmental entity or third party which is material to Maxwell and its subsidiaries, taken as a whole, and which is necessary to consummate the Merger shall not have been obtained; or

(j) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Purchaser or Jones, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Jones or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

      The foregoing conditions are for the sole benefit of Purchaser and Jones and may be asserted by Purchaser or Jones regardless of the circumstances giving rise to such condition or may (subject to the terms of the Merger Agreement) be waived by Purchaser and Jones in whole or in part at any time and from time to time in their sole discretion. The failure by Jones, Purchaser or any other affiliate of Jones at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

      Purchaser reserves the absolute right, in its sole discretion, to assert or waive any condition at any time and from time to time, subject to the rules of the SEC and to the Merger Agreement.

9.	Miscellaneous.

      Jones and Purchaser have filed with the SEC amendments to the Tender Offer Statement on Schedule TO furnishing additional information with respect to the Offer, and may file further amendments thereto. The Schedule TO and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in the same manner as described in “THE OFFER — Section 8” of the Offer to Purchase with respect to information concerning Maxwell.

      Except as modified by this Second Supplement and any amendments to the Schedule TO, the terms and conditions set forth in the Offer to Purchase and the First Supplement remain applicable in all respects to the Offer, and this Second Supplement should be read in conjunction with the Offer to Purchase, the First Supplement and the revised (green) Letter of Transmittal.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF JONES OR PURCHASER NOT CONTAINED HEREIN, IN THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT OR IN THE REVISED LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

MSC Acquisition Corp.

June 21, 2004

      Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each stockholder of Maxwell or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

THE BANK OF NEW YORK

By Mail:	By Hand or Overnight Delivery:
Tender & Exchange Department P.O. Box 11248 Church Street Station New York, New York 10286-1248	Tender & Exchange Department 101 Barclay Street Receive and Delivery Window New York, New York 10286

By Facsimile Transmission:

(For Eligible Institutions Only)

(212) 815-6433

Confirmation Receipt of Facsimile by Telephone Only:

(212) 815-6212

      Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, the First Supplement, this Second Supplement, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Banks and Brokers Call Collect:

(212) 750-5833
All Others Please Call Toll-free:
(888) 750-5834

The Dealer Manager for the Offer is:

Bear, Stearns & Co. Inc.

383 Madison Avenue
New York, New York 10179
(888) 235-2327
or
(212) 272-2000